FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Charles Bentley Roth
     6799 Panorama Drive
     Idaho Falls, Idaho 83401

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     March, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X     Director                           ____     10% Owner
     X     Officer (give title below)         ____     Other (specify below)

           Secretary and Chief Operating Officer
           -------------------------------------

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security    Transactio   Transaction   Securities Acquired (A) or      Amount of        Ownership     Nature of
                     n Date       Code          Disposed of (D)                 Securities       Form:         Indirect
                     (Month/Da                                                  Beneficially     Direct (d)    Beneficial
                     y/Year)                                                    Owned at End     or Indirect   Ownership
                                                                                of Month         (I)
                                                Amount   (A) or (D)   Price
Common Stock         12/10/01      P            6,500        A         .055                       D
Common Stock         1/3/02        A            187,500      A                                    D
Common Stock         1/8/02        P            5,800        A         .085                       D
Common Stock         1/16/02       P            7,100        A         .14                        D
Common Stock         2/8/02        S            19,400       D         .10                        D
Common Stock         3/25/02       K            5,626,502    A                                    D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti Transa  Number of     Date, Exercisable Title and Amount Price of  Number       Owners     Nature
Derivative  ion or     on Date   ction   Derivative    and Expiration    of Underlying    Derivati  of           hip of     of
Security    Exercise   (Month/D  Code    Securities    Date              Securities       ve        Derivativ    Derivati   Indirect
            Price of   ay/Year)          Acquired (A)                                     Security  e Security   ve         Benefici
            Derivati                     or Disposed                                                Beneficial   Security   al
            ve                           of (D)                                                     ly Owned at             Owner
            Security                                                                                End of                  ship
                                                                                                    Month

                                         (A)     (D)   Date    Expir-    Title  Amount
                                                       Exercis ation            or
                                                       able    Date             Number
                                                                                of
                                                                                Shares




Explanation of Responses:

                                     /s/ Charles Bentley Roth             5/1/02
                                     ------------------------             ------
                                **Signature of Reporting Person             Date